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------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                    WASHINGTON, DC 20549                                                 OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:    September 30, 1998
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
  Lombardi        Carl               A.           Spacelabs Medical, Inc. (SLMD)                to Issuer (check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director          10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
  c/o Spacelabs Medical, Inc.                     Number of Reporting        Month/Year          X  Officer           Other (specify
  15220 NE 40th Street                            Person (Voluntary)        September, 1999     ----              --- below)
---------------------------------------------                             -------------------   (give title below)
                 (Street)                                                 5. If Amendment,      Chairman of the Board, President and
  Redmond            WA               98052                                  Date of Original   Executive Officer
--------------------------------------------                                 (Month/Year)       ------------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                          -------------------   (check applicable line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
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 Common Stock                     9/01/99   P             2,000    A       $14.9375       124,300               D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.       Page 1 of 2 (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7/96)

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative   2. Conver-   3. Trans-  4. Trans-   5. Number of      6. Date Exer-   7. Title and Amount   8. Price
   Security                 sion or      action     action      Derivative        cisable and     of Underlying         of
   (Instr. 3)               Exercise     Date       Code        Securities Ac-    Expiration      Securities            Deriv-
                            Price of     (Month/    (Instr. 8)  quired (A) or     Date            (Instr. 3 and 4)      ative
                            Deriv-       Day/                   Disposed of (D)   (Month/Day/                           Secur-
                            ative        Year)                  (Instr. 3, 4,     Year)                                 ity
                            Security                            and 5)                                                 (Instr. 5)
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                                                    Code  V     (A)     (D)    Date    Expira-    Title   Amount or
                                                                               Exer-   tion               Number of
                                                                               cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                  By Eugene V. DeFelice            September 2, 1999
Note: File three copies of this Form, one of which must be manually signed.       -----------------------------    ---------------
  If space provided is insufficient, see Instruction 6 for procedure.             **Signature of Reporting Person  Date
                                                                                  Attorney-in-Fact for Carl A.
                                                                                  Lombardi
Potential persons who are to respond to the collection of information                                                    Page 2 of 2
contained in this form are not required to respond unless the form                                                   SEC 1474 (7/96)
displays a currently valid OMB Number.

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